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                                                                    EXHIBIT 10.1


SEPARATION AGREEMENT                                   UNITED STATES OF AMERICA

BY AND BETWEEN                                         STATE OF LOUISIANA

ENERGY PARTNERS, LTD.                                  PARISH OF ORLEANS

AND

MAUREEN O. SULLIVAN


                  THIS SEPARATION AGREEMENT (this "Agreement") entered into in New Orleans, Louisiana on this 26th day of March, 2002, by and between Maureen
O. Sullivan, an individual of the full age of majority domiciled in New Orleans, Louisiana (hereinafter called "Employee") and Energy Partners, Ltd., a corporation organized and existing under the laws of the State of Delaware (hereinafter called "Company").

                  WHEREAS, Employee is employed by Company and holds the offices of Vice President, General Counsel and Assistant Secretary of the Company;

                  WHEREAS, as a result of the Company's acquisition of Hall Houston Oil Company, certain organizational changes are being made;

                  WHEREAS, as a result of the foregoing, Company notified Employee that, effective March 31, 2002, her employment would be terminated Without Cause pursuant to Section 2.10 of that certain Employment and Stock Ownership Agreement between Employee and Company dated October 2, 2000 (the "Employment Agreement"); and

                  WHEREAS, Employee and Company desire to settle fully and finally all matters related to Employee's separation from the Company;

                  NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, Employee and Company, intending to be legally bound hereby, agree as follows:


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1.0      TERMINATION OF EMPLOYMENT.

         1.1      Date of Termination of Service.

                  Employee shall and does hereby resign as an officer and employee of Company and any and all of its subsidiaries, effective March 31, 2002 (the "Separation Date").

         1.2      Cooperation and Transition.

                  From the date of execution of this Agreement through the Separation Date, Employee agrees to assist Company in the transition of the offices of the Company that she holds, on an 'as requested' basis, by telephone or in person. After the Separation Date, Employee agrees to make herself available as reasonably requested by Company, by telephone or in person and consistent with any non-reschedulable obligations Employee may have to her then current employer, to assist the Company in transitional or other matters. To the extent feasible under the circumstances, Company agrees to provide Employee with advance notice and to work with Employee on scheduling for mutually convenient dates and times. Such assistance shall be offered at no cost to the Company, except for payment of Employee's reasonable expenses, if any.

2.0      OBLIGATIONS AND AGREEMENTS OF EMPLOYEE.

         2.1      Transfer of Shares and Waiver of Right to Options.

                  Contemporaneous with payment to Employee by Company of the Separation Payment (as hereinafter defined), Employee shall:

                  a) Transfer, endorse, assign and deliver to Company all of her right, title and interest in 23,334 shares of the Common Stock of Company;

                  b) Release, acquit and forever discharge Company from any and all claims of any nature that Employee may have in, and to any option to purchase, any shares


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                           of the Common Stock of the Company, including, but
                           not limited to, those options granted to Employee in November 2000 and April 2001 totaling 45,000 option shares and any remaining rights to receive restricted Common Stock of the Company or options to acquire Common Stock of the Company pursuant to Sections 2.1 and 2.2, respectively, of the Employment Agreement.

         2.2      Benefits Plans.

                  Employee and Company agree that all benefits, rights and compensation provided under any Company program, plan or policy; under the Employment Agreement; or under any other agreement or understanding, written or oral; or to which Employee could otherwise claim some entitlement shall terminate effective as of the Separation Date, except as otherwise specifically provided in this Agreement. On or before April 3, 2002, the Company agrees to pay Employee $20,250 (less any required withholding under state or federal law) in full satisfaction of her of accrued vacation for calendar year 2002, which the parties hereto agree to be six weeks of base salary.

         2.3      Nondisparagement.

                  Employee agrees that she shall not, except as may be otherwise required pursuant to judicial process or governmental investigation or as is reasonably necessary in connection with any adversarial process between Employee and Company, make any oral or written statements or reveal any information which may be construed to be disparaging or damaging to the name, reputation or business, or which would interfere in any way with the business relations, of Company or any of its directors, officers, employees, shareholders, subsidiaries or affiliates.

         2.4      Non-Competition.

                  Employee and Company acknowledge that Company has been engaged in the business of owning, operating, producing and exploring for mineral interests, and other related activities. For a period of two (2)


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                  years following the Separation Date, Employee will not compete directly or indirectly with Company as to any existing contract to which Company is a party, and/or as to any business of Company evidenced by contracts, agreements, letters of interest, confidentiality agreements, or written proposals in existence as of the Separation Date.

         2.5      Inadequacy of Legal Remedy.

                  The parties hereto acknowledge that the remedy at law for any breach of Paragraph 2.3 or 2.4 of this Agreement, all of which are deemed material, shall be inadequate, and the parties hereby agree that Company shall be entitled to injunctive relief by a court of competent jurisdiction enjoining and restraining Employee from the continuance of any such act which constitutes a breach of either of such paragraphs. In addition to such injunctive relief, Company reserves the right to seek any damages to which it may be entitled as a consequence of Employee's breach of any of the provisions of this Agreement.

         2.6      Release of Claims by Employee.

                  In consideration of the amounts paid and to be paid by Company and the other agreements made by Company under this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Employee, Employee knowingly, voluntarily and unconditionally hereby forever waives, releases and discharges, and covenants never to sue on, any and all claims, liabilities, causes of actions, judgments, orders assessments, penalties, fines, expenses and costs (including without limitation attorneys' fees) and/or suits of any kind arising out of any actions, events or circumstances before the date of execution of this Agreement ("Employee Claims") which Employee has, ever had or may have, including, without limitation, any Employee Claims arising in whole or in part from Employee's employment or the termination of Employee's employment with the Company or the manner of said termination. This Agreement is intended as a full and final settlement and compromise of each, every and all Employee Claims of every kind and nature, whether known


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                  or unknown, which have been or could be asserted against
                  Company and/or any of its present and former subsidiaries, together with their respective past and present shareholders, officers, directors, agents, and employees, and their respective heirs, successors and assigns (collectively, the "Company Releasees"), including, without limitation --

                  (1) any Employee Claims arising out of the Employment Agreement or any other employment agreement or other contract, side-letter, resolution, promise or understanding of any kind, whether written or oral or express or implied;

                  (2) any Employee Claims arising under the Age Discrimination in Employment Act ("ADEA"), as amended, 29 U.S.C. Sections 621 et seq.; and

                  (3) any Employee Claims arising under any federal, state, or local civil rights, human rights, anti-discrimination, labor, employment, contract or tort law, rule, regulation, order or decision, including, without limitation, the Americans with Disabilities Act of 1990, 42 U.S.C. Sections 12101 et seq., the Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. Sections 1001 et seq., and Title VII of the Civil Rights Act of 1964, 42 U.S.C. Sections 2000e et seq., THE LOUISIANA EMPLOYMENT DISCRIMINATION LAW, LSA-R.S. 23:301 ET SEQ., LSA-R.S. 23:967 AND LA. CIV. CODE ART. 2315 and as each of these laws have been or will be amended.

                  Notwithstanding anything to the contrary in this Paragraph 2.6, Employee does not release any claim that she may have now or in future under this Agreement.

3.0      OBLIGATIONS AND AGREEMENTS OF COMPANY.

         3.1      Compensation and Benefits.

                  a) Company shall pay Employee her regular base salary and shall provide Employee with any and all


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                           medical, dental and other benefits as she is
                           currently receiving through the Separation Date.

                  b) On or before April 3, 2002 and following the expiration of the Revocation Period (as defined in Section 4.5 below), Company shall pay Employee the full amount of $286,000 (the "Separation Payment"), less any required withholding under state or federal law.

                  c) Except as otherwise provided in this Agreement, Employee's participation in any and all of the Company's programs, plans and policies shall cease as of the Separation Date and Employee shall have no further right to any benefits under any such programs, plans and policies after the Separation Date, except that (i) Employee shall have such rights to benefits under the Company's 401(k) Plan as may be provided pursuant to the terms of said 401(k) Plan (it being understood that no further contributions shall be made by or on behalf of Employee pursuant to said 401(k) Plan after the Separation Date), and (ii) Employee shall have such rights to continue coverage under Company's medical and dental plans under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA).

                  d) Company shall pay, when due, any and all amounts necessary to maintain, at Company's sole cost, full coverage for Employee under any and all medical and dental plans sponsored now or in future by Company or any subsidiary of Company and shall do all things necessary, including but not limited to paying, when due, any and all COBRA premiums on behalf of Employee to any and all such medical and dental plans and/or providers, in order to provide Employee with medical and dental benefits, with benefits no less than and deductibles and co-payments no greater than, those generally in effect for employees of the Company at the time in question. Company's obligations under this paragraph 3.1 (d) shall cease when Employee becomes eligible as a full-time employee to participate in any other employer sponsored medical and dental plan, or September 30, 2003, whichever occurs first.


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         3.2      Indemnification.


                  Company shall indemnify and hold harmless Employee from and against any and all claims, costs, liabilities, losses or causes of action that may be asserted against Employee or to which Employee may be, or become, subject by reason of Employee's having been an officer and/or employee of Company and/or by reason of Employee's alleged acts or omissions in her capacity as such officer and/or employee, whether or not Employee is an officer or employee of Company at the time any such claim or liability is asserted, and shall pay on behalf of Employee any and all legal and other expenses reasonably incurred by Employee in connection with defending any or all such claims or liabilities, and to pay when due any and all judgments rendered and any settlements assessed, paid or agreed to be paid as a result of any such claims or liabilities. It is the intent of this indemnification provision that Employee shall be indemnified now and hereafter to the fullest extent permitted by Delaware law and by the Company's By-laws.

         3.3      Nondisparagement.

                  Company agrees that it shall not, except as may be otherwise required pursuant to judicial process or governmental investigation or as is reasonably necessary in connection with any adversarial process between Employee and Company, make any oral or written statements or reveal any information which may be construed to be disparaging or damaging to the name, reputation or business, or which would interfere in any way with the business relations of Employee. The parties hereto acknowledge that the remedy at law for any breach of this Paragraph 3.3, all of which are deemed material, shall be inadequate, and the parties hereby agree that Employee shall be entitled to injunctive relief by a court of competent jurisdiction enjoining and restraining Company from continuance of any such act which constitutes a breach of this Paragraph 3.3. In addition to such injunctive relief, Employee reserves the right to seek any damages to which he may be entitled as a consequence of Company's breach of any of the provisions of this Agreement.


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         3.4      Release of Claims by Company.

                  In consideration of the obligations and agreements made by Employee under this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Company, Company knowingly, voluntarily and unconditionally hereby forever waives, releases and discharges, and covenants never to sue on, any and all claims, liabilities, causes of actions, judgments, orders, assessments, penalties, fines, expenses and costs (including without limitation attorneys' fees) and/or suits of any kind arising out of any actions, events or circumstances which Company has, ever had or may have, including, without limitation, any claims arising in whole or in part from Employee's employment, or the termination of Employee's employment with Company, or the manner of said termination ("Company Claims"). This Release is intended as a full and final settlement and compromise of any Company Claims of every kind and nature, which the Company may have now or in future; provided, however, that this release is not intended nor shall it be construed to infer or imply that the Company is aware of or anticipates any such Company Claims.


4.0      MISCELLANEOUS.

         4.1      Prior Agreements Superseded.

                  This Agreement supersedes the Employment Agreement and any other employment or benefit agreement, written or oral, entered into before the date of execution of this Agreement, and shall be binding upon Employee and his heirs, legatees, legal representatives, successors, donees, transferees and assigns, and Employee does hereby authorize and obligate Employee's executors, heirs and legatees to comply with the terms of this Agreement. The parties shall not be bound by or be liable for any statement, representation, promise, inducement or understanding of any kind or nature regarding the subject matter hereof which is not set forth herein. No changes,


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                  amendments or modifications of any of the terms or conditions of this Agreement shall be valid unless reduced to writing and signed by all parties hereto.

         4.2      Severability.

                  If any provision of this Agreement shall be declared unlawful or incapable of execution, such fact shall in no way affect the validity of any portion thereof which can be given reasonable effect without the provision declared invalid or incapable of execution; nor shall such fact operate to nullify or rescind this Agreement, but shall only serve to render ineffective the provisions declared invalid.

         4.3      Applicable Law and Forum.

                  This Agreement shall be construed, interpreted and enforced in accordance with the laws of the State of Louisiana. In any legal action relating to this Agreement, the parties hereto agree that the proper forum shall be the federal district court located in Louisiana or, if not legally available, the state courts of the State of Louisiana. Should there be any dispute related to this Agreement, the prevailing party in such dispute shall be entitled to an award of reasonable attorneys fees and costs.

         4.4      Legal Representation; Knowing and Voluntary Execution.


                  Company and Employee represent and agree that they (i) were specifically advised of and fully understand their rights to discuss all aspects of this Agreement with an attorney, (ii) have to the extent they desire, availed themselves of these rights, (iii) have carefully read and fully understood all aspects of this Agreement, (iv) have entered into and executed this Agreement knowingly and without duress or coercion from any source, (v) do not release claims that may arise after the date that this Agreement is executed; and (vi) enter into this Agreement for consideration above and beyond that to which each of such parties would otherwise be entitled under the Employment Agreement.


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         4.5      Review and Revocation; Effective Date.

                  Employee acknowledges that she has had a full and fair opportunity to review this Agreement, and has been allowed at least twenty-one (21) days to consider whether to accept the benefits of the Agreement in return for the release set forth in Paragraph 2.6. Employee hereby certifies and represents that the decision to execute this Agreement was made after adequate reflection concerning the purposes and effects of this Agreement, and was not coerced by the Company Releasees or anyone acting on their behalf or in concert with them. Employee, Company and its affiliates represent that Employee terminates her employment voluntarily. Employee represents that she had the opportunity to fully consider the terms, content and conditions of this Agreement. Consequently, Employee has fully informed herself and warrants and represents that she knowingly and voluntarily executed this Agreement.

                  Employee and Company agree that Employee shall have seven (7) calendar days (the "Revocation Period") following the date she executes this Agreement to revoke her acceptance of this Agreement and the release set forth in Paragraph 2.6 of this Agreement. Employee and Company agree and acknowledge that a revocation of this Agreement must be in writing and delivered before the expiration of the Revocation Period to John Peper, Executive Vice President, Energy Partners, Ltd., 201 St. Charles Avenue, Suite 3400, New Orleans, LA 70170. This Agreement will become effective, binding and irrevocable if not revoked before the expiration of the Revocation Period.


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                  IN WITNESSES WHEREOF, the parties hereto have executed this
Agreement effective as of the date above written in multiple originals, each of which shall have the same force and effect as if it were the sole original.

WITNESSES:                                   ENERGY PARTNERS, LTD.

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                                             By:
                                                 ------------------------------
-------------------------------                  Richard A. Bachmann, President

                                                 Date: March __, 2002


------------------------------

------------------------------                   ------------------------------
                                                 Maureen O. Sullivan
                                                 Employee

                                                 Date: March __, 2002